Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form F-3) and related Prospectus of Diana Shipping Inc. for the registration of up to $750,000,000  common stock, preferred stock purchase rights, preferred stock, debt securities, warrants, purchase contracts, rights, and units and to the incorporation by reference therein of our reports dated March 12, 2021, with respect to the consolidated financial statements of Diana Shipping Inc., and the effectiveness of internal control over financial reporting of Diana Shipping Inc., included in its Annual Report (Form 20-F) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece
June 4, 2021